UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 18, 2006

MARITRANS INC.

(Exact name of registrant specified in its charter)

Delaware	1-9063	51-0343903

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Harbour Place, Knights Run Avenue, Suite 1200, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(813) 209-0600

Not applicable.

(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On January 18, 2005, the sea-going tug VALOUR, which is owned and operated by an indirect wholly owned subsidiary of Maritrans Inc., sank off of Cape Fear, North Carolina. Three crew members lost their lives in the incident.
     The VALOUR was transporting the tank barge M 192, a double-hulled petroleum barge that is also owned and operated by an indirect wholly owned subsidiary of Maritrans Inc. At the time of the incident, the M 192 was carrying 135,000 barrels of #6 oil. The US Coast Guard has secured the M 192 and towed it to Wilmington, North Carolina for a complete condition assessment. At the time of the filing of this Current Report, the US Coast Guard’s assessment is that there was no damage to the M 192 and there was no loss of cargo from the tank barge. The M 192 has been cleared to return to service by the US Coast Guard and is currently underway to her cargo discharge location. Maritrans is currently evaluating tugboat replacement scenarios. Maritrans currently has no information on the cause of the incident. The VALOUR is covered by Maritrans’ hull insurance policy and costs of the incident are covered by protection and indemnity insurance carried by Maritrans.
     This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that we believe to be reasonable as of today’s date. Statements in this Current Report on Form 8-K that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in our 2004 Annual Report on Form 10-K, our most recently filed Quarterly Report on Form 10-Q and other SEC filings. Such information contained herein represents our management’s best judgment as of the date hereof based on information currently available. We do not intend to update this information and disclaim any legal obligation to the contrary.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARITRANS INC.
Date: January 23, 2006	By:	/s/ Walter T. Bromfield
		Name:	Walter T. Bromfield
		Title:	Chief Financial Officer